Exhibit 10.2

VWR Corporation

Radnor Corporate Center

Building One, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087

May 4, 2017

Varietal Distribution Holdings, LLC

c/o Madison Dearborn Partners, LLC

Three First National Plaza, Suite 4600

Chicago, Illinois 60602

Attention: Nicholas W. Alexos

Facsimile: (312) 895-1261

Dear Sirs,

Reference is made to that certain Income Tax Receivable Agreement, dated as of October 7, 2014, by and between VWR Corporation, a Delaware corporation (“VWR”), and Varietal Distribution Holdings, LLC, a Delaware limited liability company (“VDH”) (as amended, restated, supplemented, waived or modified in accordance with its terms, the “Tax Receivables Agreement”). Reference is also made to the Agreement and Plan of Merger, dated on or about the date hereof (the “Merger Agreement”), by and among Avantor, Inc., a Delaware corporation (“Parent”), Vail Acquisition Corp, a Delaware corporation (“Merger Sub”) and a wholly owned subsidiary of Parent, and VWR. Capitalized terms used in this letter and not otherwise defined herein have the meanings set forth in the Tax Receivables Agreement.

VDH hereby waives any notice rights it may have under the Tax Receivables Agreement in connection with the transactions under the Merger Agreement.

The consummation of the transactions contemplated by the Merger Agreement (the “Closing”) will constitute a Change of Control for purposes of the Tax Receivables Agreement. Pursuant to the Tax Receivables Agreement, including Section 4.03 thereof, VWR is required to pay to VDH an amount equal to sum of the Early Termination Payment and the other amounts described in Section 4.01(c) of the Tax Receivables Agreement (such sum, the “Change of Control Payment”) no later than the date on which the Closing occurs. Solely for purposes of the Change of Control Payment that is required to be paid in connection with the Closing, VWR and VDH hereby agree that such Change of Control Payment will be an amount equal to $56,238,010 and VWR will pay, or cause to be paid, such amount to VDH on the Closing Date (as defined in the Merger Agreement) by wire transfer of immediately available funds to the account designated by VDH in writing prior to the Closing. Upon payment of the Change of Control Payment by VWR to VDH as set forth herein, (i) VWR will not have any further payment obligations under the Tax Receivables Agreement, including in respect of the Change of Control Payment to be paid in connection with the Closing and (ii) VWR will not have any rights under Section 7.09 (Reconciliation) of the Tax Receivables Agreement with respect to such payment or otherwise. Also, upon payment of the Change of Control Payment by VWR to VDH as set forth herein and notwithstanding anything in the Tax Receivables Agreement to the contrary, the Tax Receivables Agreement will terminate, will thereafter be of no further force or effect and, thereafter, neither party thereto will have any further liability or obligation thereunder; provided, however, that Sections 6.02 (Consistency), 6.03 (Cooperation), 7.01 (Notices), 7.03 (Entire Agreement; Third

Party Beneficiaries), 7.04 (Governing Law) and 7.12 (Confidentiality) of the Tax Receivables Agreement will survive such termination. VDH and VWR each hereby waive the provisions contained in Section 4.02 and Section 5.02 of the Tax Receivables Agreement with respect to the Change of Control Payment and any other amounts payable by VWR to VDH.

If the Merger Agreement is terminated prior to the Closing, this letter agreement will terminate automatically and be of no further force or effect.

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VWR Corporation

by:	/s/ Manuel A.H. Brocke-Benz
Name:	Manuel A.H. Brocke-Benz
Title:	President and Chief Executive Officer

Signature page to letter re Tax Receivables Agreement

Varietal Distribution Holdings, LLC

by:	/s/ Nicholas W. Alexos
	Name:	Nicholas W. Alexos
	Title:	Secretary

Signature page to letter re Tax Receivables Agreement